Exhibit 99.1

Walgreens Boots Alliance Reports Fiscal 2025 Second Quarter Results

Second quarter financial results

•

Second quarter loss per share[1] was $3.30 compared to loss per share of $6.85 in the year-ago quarter. Second quarter results include $4.2 billion of non-cash impairment charges attributable to WBA, net of tax and non-controlling interest, related to goodwill, intangible and other long-lived assets primarily at U.S. Retail Pharmacy and VillageMD, and $1.0 billion of after-tax gains related to asset monetization activities.

•

Adjusted earnings per share (EPS)[2] was $0.63 compared to adjusted EPS[2] of $1.20 in the year-ago quarter. The decline in adjusted EPS[2] was primarily driven by prior year adjusted effective tax benefit[2], lower U.S. retail sales and prior year sale-leaseback gains, partly offset by cost savings within U.S. Retail Pharmacy and growth in U.S. Healthcare.

•	Second quarter sales increased 4.1 percent year-over-year to $38.6 billion, up 4.7 percent on a constant currency basis.

Fiscal 2025 guidance

•	Given the pending transaction, pursuant to which WBA will be acquired by entities affiliated with Sycamore Partners, the company is withdrawing fiscal 2025 guidance.

DEERFIELD, Ill. — April 08, 2025 — Walgreens Boots Alliance, Inc. (Nasdaq: WBA) today announced financial results for the second quarter of fiscal 2025, which ended February 28, 2025.

Chief Executive Officer Tim Wentworth said:

“Second quarter results reflect disciplined cost management and improvement in U.S. Healthcare, which were partially offset by weaker front-end results in U.S. Retail Pharmacy, while significant legal settlements resulted in continued negative free cash flow. We remain in the early stages of our turnaround plan, and continue to expect that meaningful value creation will take time, enhanced focus and balancing future cash needs with necessary investments to navigate a changing pharmacy and retail landscape.”

Overview of Second Quarter Results

WBA second quarter sales increased 4.1 percent from the year-ago quarter to $38.6 billion, an increase of 4.7 percent on a constant currency basis, reflecting sales growth in the U.S. Retail Pharmacy and International segments.

“Adjusted,” “constant currency” and free cash flow amounts are non-GAAP financial measures. See the appendix to this release for a discussion of non-GAAP financial measures, including a reconciliation to the most closely correlated GAAP measure

Second quarter operating loss was $5.6 billion compared to an operating loss of $13.2 billion in the year-ago quarter. Operating loss in the current quarter includes a $3.0 billion non-cash impairment charge related to VillageMD goodwill and other long-lived assets, which resulted in a $1.9 billion charge attributable to WBA, net of tax and non-controlling interest, and a $2.3 billion non-cash impairment charge attributable to WBA, net of tax, primarily related to U.S. Retail Pharmacy goodwill. Operating loss in the year-ago quarter includes a $12.4 billion non-cash impairment charge related to VillageMD goodwill, which resulted in a $5.8 billion charge attributable to WBA, net of tax and non-controlling interest, and a $455 million non-cash impairment charge related to certain long-lived assets in the U.S. Retail Pharmacy segment.

Adjusted operating income2 was $785 million compared to adjusted operating income2 of $900 million in the year-ago quarter, reflecting lower U.S. retail sales in the current quarter and sale-leaseback gains in the year-ago quarter, partly offset by cost savings within U.S. Retail Pharmacy and growth in U.S. Healthcare.

Net loss in the second quarter was $2.9 billion, a decrease of 51.7 percent compared to a net loss of $5.9 billion in the year-ago quarter, reflecting non-cash impairment charges partly offset by $1.0 billion of after-tax gains on early settlement of variable prepaid forward derivatives related to the monetization of Cencora shares and gains on investments in BrightSpring.

Adjusted net earnings2 decreased 47.6 percent to $543 million, down 47.2 percent on a constant currency basis, reflecting an adjusted effective tax benefit2 in the year-ago quarter due to the recognition of deferred tax assets in foreign jurisdictions and lower adjusted operating income2.

Loss per share in the second quarter was $3.30 compared to loss per share of $6.85 in the year-ago quarter. Adjusted EPS2 was $0.63 compared to adjusted EPS2 of $1.20 in the year-ago quarter, reflecting a decrease of 47.3 percent on a constant currency basis.

Net cash used for operating activities was $199 million in the second quarter, a $438 million improvement compared with the year-ago quarter. Operating cash flow in the current quarter was negatively impacted by $969 million of legal payments primarily related to Everly and opioid-related settlements. In the year-ago quarter, operating cash flow was negatively impacted by $615 million in payments related to legal matters and a $379 million Boots Pension Plan Annuity premium. Free cash flow2 was negative $418 million, a $192 million improvement compared with the year-ago quarter primarily driven by improvements in working capital and a decrease in capital expenditures of $132 million, partly offset by higher legal payments.

Overview of Fiscal 2025 Year-to-Date Results

Sales in the first six months of fiscal 2025 increased 5.8 percent from the year-ago period to $78.0 billion, an increase of 5.8 percent on a constant currency basis, reflecting sales growth across all business segments.

Operating loss in the first six months of fiscal 2025 was $5.8 billion compared to an operating loss of $13.2 billion in the year-ago period. Operating loss in the current period included a $3.0 billion non-cash impairment charge related to VillageMD goodwill and other long-lived assets, which resulted in a $1.9 billion charge attributable to WBA, net of tax and non-controlling interest, and a $2.3 billion non-cash impairment charge attributable to WBA, net of tax, primarily related to U.S. Retail Pharmacy goodwill. Operating loss in the year-ago period included a $12.4 billion non-cash impairment charge related to VillageMD goodwill, which resulted in a $5.8 billion charge attributable to WBA, net of tax and non-controlling interest, and a $455 million non-cash impairment charge related to certain long-lived assets in the U.S. Retail Pharmacy segment.

Adjusted operating income2 was $1.4 billion, compared to adjusted operating income2 of $1.6 billion in the year-ago period, reflecting lower U.S. retail sales in the current period and sale-leaseback gains in the year-ago period, partially offset by cost savings within the U.S. Retail Pharmacy segment and growth in the U.S. Healthcare segment.

Net loss for the first six months of fiscal 2025 was $3.1 billion, a decrease of 47.8 percent compared to a net loss of $6.0 billion in the year-ago period, reflecting non-cash impairment charges partly offset by $1.0 billion in after-tax gains on early settlement of variable prepaid forward derivatives related to the monetization of Cencora shares and gains on investments in BrightSpring.

Adjusted net earnings2 decreased 38.8 percent to $983 million, down 38.7 percent on a constant currency basis, reflecting an adjusted effective tax benefit2 in the year-ago period due to the recognition of deferred tax assets in foreign jurisdictions and lower adjusted operating income2.

Loss per share in the first six months was $3.61 compared to loss per share of $6.93 in the year-ago period, reflecting a decrease of 47.9 percent. Adjusted EPS2 was $1.13 compared to adjusted EPS2 of $1.86 in the year-ago period, reflecting a decrease of 38.8 percent on a constant currency basis.

Net cash used for operating activities was $339 million in the first six months of fiscal 2025, a $579 million improvement compared with the year-ago period. Operating cash flow in the current period was negatively impacted by $1.1 billion of legal payments primarily related to Everly and opioid-related settlements. In the year-ago period, operating cash flow was negatively impacted by $699 million in payments related to legal matters and a $379 million Boots Pension Plan Annuity premium. Free cash flow2 was negative $842 million, a $555 million improvement compared with the year-ago period primarily driven by a decrease in capital expenditures of $355 million and improvements in working capital, partly offset by higher legal payments.

Business Segments

U.S. Retail Pharmacy

	Three months ended		Six months ended
	February 28, 2025	February 29, 2024	February 28, 2025	February 29, 2024
Sales	$30,380	$28,861	$61,246	$57,805
Adjusted operating income[3]	$487	$752	$928	$1,446

The U.S. Retail Pharmacy segment had second quarter sales of $30.4 billion, an increase of 5.3 percent from the year-ago quarter. Comparable sales increased 8.2 percent from the year-ago quarter.

Pharmacy sales increased 8.9 percent and comparable pharmacy sales increased 12.2 percent in the quarter, each benefiting from higher branded drug inflation and prescription volume. Comparable 30-day equivalent prescriptions filled in the second quarter increased 3.4 percent from the year-ago quarter, while comparable prescriptions excluding immunizations increased 3.9 percent. Total 30-day equivalent prescriptions filled in the quarter, including immunizations, increased 1.2 percent to 309 million.

Retail sales decreased 5.5 percent and comparable retail sales decreased 2.8 percent from the year-ago quarter, driven by lower sales in discretionary categories including beauty, seasonal and general merchandise. Cough cold flu season negatively impacted retail sales by approximately 45 basis points compared to the year-ago quarter, an improvement compared to the fiscal first quarter.

Operating loss in the current quarter was $2.3 billion, including a $2.0 billion non-cash goodwill impairment charge, reflecting continued softness in U.S. retail sales, the impact of recent legal settlements and a higher discount rate.

Adjusted operating income decreased 35.2 percent to $487 million from $752 million in the year-ago quarter, reflecting lower retail sales in the current quarter and sale-leaseback gains in the year-ago quarter, partially offset by cost savings.

International

	Three months ended		Six months ended
	February 28, 2025	February 29, 2024	February 28, 2025	February 29, 2024
Sales	$6,060	$6,022	$12,485	$11,854
Adjusted operating income[3]	$234	$245	$401	$387

The International segment had second quarter sales of $6.1 billion, an increase of 0.6 percent from the year-ago quarter, including an adverse currency impact of 3.5 percent. Sales increased 4.1 percent on a constant currency basis, with the Germany wholesale business growing 7.2 percent and Boots UK sales growing 1.6 percent.

Boots UK comparable pharmacy sales increased 5.0 percent on a constant currency basis compared with the year-ago quarter. Boots UK comparable retail sales increased 5.1 percent on a constant currency basis compared to the year-ago quarter with growth across all categories. Boots.com sales grew 19.5 percent, or 20.4 percent on a constant currency basis, representing over 20 percent of Boots total retail sales.

Adjusted operating income decreased 4.7 percent to $234 million, a decrease of 2.5 percent on a constant currency basis compared with the year-ago quarter, reflecting cost inflation primarily driven by payroll, along with technology investments, partially offset by strong retail performance in Boots UK and market growth in Germany.

U.S. Healthcare

	Three months ended		Six months ended
	February 28, 2025	February 29, 2024	February 28, 2025	February 29, 2024
Sales	$2,152	$2,176	$4,325	$4,107
Operating loss	$(3,304)	$(13,059)	$(3,630)	$(13,494)
Adjusted operating income (loss)[3]	$117	$(34)	$142	$(129)
Adjusted EBITDA (Non-GAAP measure)	$158	$17	$228	$(22)

The U.S. Healthcare segment had second quarter sales of $2.2 billion, a decrease of $23 million, reflecting lower fee-for-service and risk-based revenue at VillageMD, including the impact of clinic closures, partially offset by growth in Shields and CareCentrix. VillageMD sales decreased 6.2 percent, CareCentrix sales increased 6.5 percent and Shields sales increased 29.7 percent.

Operating loss was $3.3 billion, reflecting the non-cash impairment charge related to VillageMD goodwill and other long-lived assets, driven by market indications of value received during the second quarter as part of the ongoing sale process for legacy Village Medical and updated management forecasts for VillageMD’s calendar year 2025, which were lower than previous projections for certain businesses used in the valuation completed during the fourth quarter of fiscal 2024. As a result, future earnings and losses of VillageMD will be fully attributed to the Company. This impairment of VillageMD is based on its estimated fair value as of February 28, 2025, which is not necessarily representative of the price to be received in connection with any future sale transactions relating to VillageMD, if any such transactions should occur.

Adjusted operating income, which excludes impairment charges, certain costs related to stock compensation expense and amortization of acquired intangible assets, was $117 million compared to a loss of $34 million in the year-ago quarter.

Adjusted EBITDA of $158 million improved by $140 million versus the prior year quarter, reflecting improvement at VillageMD and growth at Shields.

Conference Call and Fiscal 2025 Outlook

On March 6, 2025, WBA entered into a definitive agreement to be acquired by entities affiliated with Sycamore Partners. The merger is expected to close in the fourth quarter of calendar year 2025, pending shareholder and regulatory approvals and other conditions to closing. Upon completion of the transaction, WBA common stock will no longer be listed on the Nasdaq Stock Market, and WBA will become a private company. As is customary during the pendency of such a transaction, WBA will not host a conference call and webcast or provide financial guidance for fiscal year 2025 in conjunction with this quarter’s report. In addition, WBA’s previously issued guidance for full year fiscal 2025 should no longer be relied upon. For further details on quarterly performance, please refer to WBA’s Quarterly Report on Form 10-Q for the quarter ended February 28, 2025, which is expected to be filed today with the Securities and Exchange Commission (the “SEC”).

[1]

All references to net earnings or net loss are to net earnings or net loss attributable to WBA, and all references to EPS or loss per share are to diluted EPS or diluted loss per share attributable to WBA.

[2]

“Adjusted,” “constant currency” and free cash flow amounts are non-GAAP financial measures. Measures identified as “comparable” constitute key performance indicators. See the appendix to this release for a discussion of non-GAAP financial measures, including a reconciliation to the most closely correlated GAAP measure, and key performance indicators.

[3]

The Company uses Adjusted operating income (loss) as its principal measure of segment performance as it enhances the Company’s ability to compare past financial performance with current performance and analyze underlying segment performance and trends. The consolidated WBA measure is not determined in accordance with GAAP and should not be considered a substitute for, or superior to, the most directly comparable GAAP measure, consolidated operating income. See the appendix to this release for a discussion of non-GAAP financial measures, including a reconciliation to the most closely correlated GAAP measure.

Cautionary Note Regarding Forward-Looking Statements: This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These include, without limitation, estimates of and goals for future operating, financial and tax performance and results, including the impact of opioid related claims and litigation settlements, our fiscal year 2025 outlook, our long-term outlook and targets and related assumptions and drivers, as well as forward-looking statements concerning the expected execution and effect of our business strategies, including the breadth, timing and impact of the actions related to our strategic review, uncertainties related to the announcement and completion of the proposed Merger, including: i) the risk that the proposed transaction may not be completed in a timely manner or at all; (ii) the ability of affiliates of Sycamore Partners to obtain the necessary financing arrangements set forth in the commitment letters received in connection with the proposed transaction; (iii) the failure to satisfy any of the conditions to the consummation of the proposed transaction, including the receipt of certain regulatory approvals and stockholder approval; (iv) the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the transaction agreements, including in circumstances requiring the Company to pay a termination fee; (v) the effect of the announcement or pendency of the proposed transaction on the Company’s business relationships, operating results and business generally; (vi) the risk that the proposed transaction disrupts the Company’s current plans and operations; (vii) the Company’s ability to retain and hire key personnel and maintain relationships with key business partners and customers, and others with whom it does business; (viii) risks related to diverting management’s attention from the Company’s ongoing business operations; (ix) significant or unexpected costs, charges or expenses resulting from the proposed transaction; (x) potential litigation relating to the proposed transaction that could be instituted against the parties to the transaction agreements or their respective directors, managers or officers, including the effects of any outcomes related thereto; (xi) uncertainties related to the continued availability of capital and financing and rating agency actions; (xii) certain restrictions during the pendency of the proposed transaction that may impact the Company’s ability to pursue certain business opportunities or strategic transactions; (xiii) uncertainty as to timing of completion of the proposed transaction; (xiv) the risk that the holders of Divested Asset Proceed Rights will receive less-than-anticipated payments or no payments with respect to the Divested Asset Proceed Rights after the closing of the proposed transaction and that such rights will expire valueless; our ability to successfully turn around the business and return to growth, our ability to reverse valuation allowances on deferred tax assets, the potential impacts on our business of COVID-19, the impact of adverse global macroeconomic conditions caused by factors including, among others, inflation, high interest rates, labor shortages, supply chain disruptions and pandemics like COVID-19 on our operations and financial results, the financial performance of our equity method investments, including Cencora, the amount of our goodwill impairment charge (which is based in part on estimates of future performance), the influence of certain holidays and seasonality, our cost-savings and growth initiatives, including statements relating to our expected cost savings under the Footprint Optimization Program, our 2025 priorities, including those related to the U.S. Retail Pharmacy segment, addressing reimbursement models with our partners, and monetization efforts, and expansion and future operating and financial results of our U.S. Healthcare segment, including our long-term sales targets and profitability expectations. All statements in the future tense and all statements accompanied by words such as “expect,” “outlook,” “forecast,” “would,” “could,” “should,” “can,” “will,” “project,” “intend,” “plan,” “goal,” “opportunity,” “guidance,” “projection,” “target,” “aim,” “continue,” “extend,” “transform,” “strive,” “enable,” “create,” “position,” “accelerate,” “model,” “long-term,” “believe,” “seek,” “estimate,” “anticipate,” “may,” “possible,” “assume,” “potential,” “preliminary,” “trend,” “future,” “predict,” “assumption,” “commentary,” “focus on,” “ambition,” “vision,” “belief,” “hypothetical,” “aspire,” “confident,” “remains,” “on track,” “priorities,” “approximate,” and variations of such words and similar expressions are intended to identify such forward-looking statements.

These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions, known or unknown, that could cause actual results to vary materially from those indicated or anticipated.

These risks, assumptions and uncertainties include those described in Item 1A (Risk Factors) of our Form 10-K for the fiscal year ended August 31, 2024, and in other documents that we file or furnish with the SEC. If one or more of these risks or uncertainties materializes, or if underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. All forward-looking statements we make or that are made on our behalf are qualified by these cautionary statements. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made.

We do not undertake, and expressly disclaim, any duty or obligation to update publicly any forward-looking statement after the date of this release, whether as a result of new information, future events, changes in assumptions or otherwise.

Please refer to the supplemental information presented below for reconciliations of the non-GAAP financial measures used in this release to the most comparable GAAP financial measure and related disclosures.

ENDS

Notes to Editors:

About Walgreens Boots Alliance

Walgreens Boots Alliance (Nasdaq: WBA) is an integrated healthcare, pharmacy and retail leader serving millions of customers and patients every day, with a 175-year heritage of caring for communities.

A trusted, global innovator in retail pharmacy with approximately 12,500 locations across the U.S., Europe and Latin America, WBA plays a critical role in the healthcare ecosystem. Through dispensing medicines, improving access to pharmacy and health services, providing high quality health and beauty products and offering anytime, anywhere convenience across its digital platforms, WBA is shaping the future of healthcare in the thousands of communities it serves and beyond.

WBA employs approximately 312,000 people, with a presence in eight countries and consumer brands including: Walgreens, Boots, Duane Reade, No7 Beauty Company and Benavides. The Company is proud of its contributions to healthy communities, a healthy planet, an inclusive workplace and a sustainable marketplace. In fiscal 2024, WBA scored 100% on the Disability Equality Index for disability inclusion.

More Company information is available at www.walgreensbootsalliance.com.

(WBA-ER)

Media Relations	Contact

U.S. / Jim Cohn	+1 224 813 9057
International	+44 (0)20 7980 8585

Investor Relations	Contact

Brian Holzer	investor.relations@wba.com

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS

(UNAUDITED)

(in millions, except per share amounts)

	Three months ended		Six months ended
	February 28, 2025	February 29, 2024	February 28, 2025	February 29, 2024
Sales	$38,588	$37,052	$78,048	$73,760
Cost of sales	31,654	30,012	64,333	59,948

Gross profit	6,935	7,041	13,714	13,811
Selling, general and administrative expenses	8,891	7,921	15,906	14,772
Impairment of goodwill	3,653	12,369	3,653	12,369
Equity earnings in Cencora	42	79	33	120

Operating loss	(5,567)	(13,171)	(5,812)	(13,209)
Other income (expense), net	1,450	195	1,279	(25)

Loss before interest and income tax benefit	(4,117)	(12,976)	(4,532)	(13,235)
Interest expense, net	129	138	251	237

Loss before income tax benefit	(4,246)	(13,114)	(4,783)	(13,472)
Income tax benefit	(212)	(782)	(147)	(856)
Post-tax earnings (loss) from other equity method investments	(2)	10	(4)	16

Net loss	(4,035)	(12,322)	(4,640)	(12,600)
Net loss attributable to non-controlling interests	(1,182)	(6,415)	(1,522)	(6,625)

Net loss attributable to Walgreens Boots Alliance, Inc.	$(2,853)	$(5,908)	$(3,118)	$(5,975)

Net loss per common share:
Basic	$(3.30)	$(6.85)	$(3.61)	$(6.93)
Diluted	$(3.30)	$(6.85)	$(3.61)	$(6.93)
Weighted average common shares outstanding:
Basic	864.1	862.5	864.0	862.8
Diluted	864.1	862.5	864.0	862.8

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(UNAUDITED)

(in millions)

	February 28, 2025	August 31, 2024
Assets
Current assets:
Cash and cash equivalents	$702	$1,319
Marketable securities	430	1,790
Accounts receivable, net	5,940	5,851
Inventories	7,845	8,320
Other current assets	1,319	1,055

Total current assets	16,237	18,335
Non-current assets:
Property, plant and equipment, net	9,040	9,772
Operating lease right-of-use assets	19,181	20,335
Goodwill	11,803	15,506
Intangible assets, net	10,717	12,973
Equity method investments	1,380	2,269
Other non-current assets	1,859	1,846

Total non-current assets	53,979	62,702

Total assets	$70,216	$81,037

Liabilities, redeemable non-controlling interests and equity
Current liabilities:
Short-term debt	$1,406	$1,505
Trade accounts payable	13,354	14,082
Operating lease obligations	2,394	2,382
Accrued expenses and other liabilities	9,245	8,673
Income taxes	185	312

Total current liabilities	26,585	26,953
Non-current liabilities:
Long-term debt	6,609	8,044
Operating lease obligations	19,725	20,921
Deferred income taxes	1,114	1,195
Accrued litigation obligations	5,757	6,008
Other non-current liabilities	3,170	5,736

Total non-current liabilities	36,375	41,905

Redeemable non-controlling interests	104	174
Total equity	7,153	12,005

Total liabilities, redeemable non-controlling interests and equity	$70,216	$81,037

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(in millions)

	Six months ended
	February 28, 2025	February 29, 2024
Cash flows from operating activities:
Net loss	$(4,640)	$(12,600)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation and amortization	1,236	1,230
Deferred income taxes	(54)	(1,331)
Stock compensation expense	59	99
Earnings from equity method investments	(29)	(137)
Impairment of goodwill, intangibles and long-lived assets	5,660	13,589
Gain on sale of equity method investments	(391)	(758)
Gain on sale-leaseback transactions	—	(258)
(Gain) loss on variable prepaid forward contracts	(777)	888
Other	(79)	(121)
Changes in certain assets and liabilities:
Accounts receivable, net	(188)	(850)
Inventories	367	(279)
Other current assets	46	53
Trade accounts payable	(627)	142
Accrued expenses and other liabilities	(180)	20
Income taxes	(297)	256
Accrued litigation obligations	(235)	(391)
Other non-current assets and liabilities	(212)	(471)

Net cash used for operating activities	(339)	(918)
Cash flows from investing activities:
Additions to property, plant and equipment	(503)	(858)
Proceeds from sale-leaseback transactions	1	727
Proceeds from sale of other assets	769	1,311
Business, investment and asset acquisitions, net of cash acquired	(25)	(228)
Other	99	(50)

Net cash provided by investing activities	342	902
Cash flows from financing activities:
Net change in short-term debt with maturities of 3 months or less	—	426
Proceeds from debt	14,568	15,001
Payments of debt	(16,046)	(14,948)
Proceeds from variable prepaid forward contracts	—	424
Treasury stock purchases	(36)	(69)
Cash dividends paid	(432)	(828)
Other	(27)	(132)

Net cash used for financing activities	(1,973)	(127)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(8)	2
Changes in cash, cash equivalents and restricted cash:
Net decrease in cash, cash equivalents and restricted cash	(1,978)	(142)
Cash, cash equivalents and restricted cash at beginning of period	3,218	856

Cash, cash equivalents and restricted cash at end of period	$1,241	$715

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION (UNAUDITED)

REGARDING NON-GAAP FINANCIAL MEASURES

The following information provides reconciliations of the supplemental non-GAAP financial measures, as defined under the SEC rules, presented in this press release to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles in the United States (GAAP). The Company has provided the non-GAAP financial measures in the press release, which are not calculated or presented in accordance with GAAP, as supplemental information and in addition to the financial measures that are calculated and presented in accordance with GAAP.

These supplemental non-GAAP financial measures are presented because management has evaluated the Company’s financial results both including and excluding the adjusted items or the effects of foreign currency translation, as applicable, and believes that the supplemental non-GAAP financial measures presented provide additional perspective and insights when analyzing the core operating performance of the Company from period to period and trends in the Company’s historical operating results. The Company also uses non-GAAP financial measures as a basis for certain compensation programs it sponsors. These supplemental non-GAAP financial measures should not be considered superior to, as a substitute for or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the press release.

The Company does not provide a reconciliation for non-GAAP estimates to the most directly comparable GAAP financial measures on a forward-looking basis where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing or amount of various items that have not yet occurred, are out of the Company’s control and/or cannot be reasonably predicted, such as unusual one-time charges, tax expenses, and material litigation expenses, and that would impact diluted net earnings per share, the most directly comparable forward-looking GAAP financial measure. For the same reasons, the Company is unable to address the probable significance of the unavailable information. Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.

Constant currency

The Company presents certain information related to current period operating results on a “constant currency” basis, which is a specific non-GAAP financial measure. These amounts are calculated by translating current period results at the foreign currency exchange rates used in the comparable period in the prior year. The Company presents such constant currency financial information because it has significant operations outside of the U.S. reporting in currencies other than the U.S. dollar and such presentation provides a framework to assess how its business performed excluding the impact of foreign currency exchange rate fluctuations.

Comparable sales

Fiscal 2024 second-quarter comparable sales and prescriptions filled figures for the Company exclude the benefit of the leap day.

For the Company’s U.S. Retail Pharmacy and International segments, comparable sales are defined as sales from stores that have been open for at least twelve consecutive months without closure for seven or more consecutive days, including due to looting or store damage, and without a major remodel or being subject to a natural disaster, in the past twelve months as well as e-commerce sales. Comparable sales in constant currency exclude wholesale sales in Germany and sales from dispositions. E-commerce sales include digitally initiated sales online or through mobile applications. Relocated stores are not included as comparable sales for the first twelve months after the relocation. Acquired stores are not included as comparable sales for the first twelve months after acquisition or conversion, when applicable, whichever is later. Comparable sales, comparable pharmacy sales, comparable retail sales, comparable number of prescriptions and comparable number of 30-day equivalent prescriptions refer to total sales, pharmacy sales, retail sales, number of prescriptions and number of 30-day equivalent prescriptions, respectively. The method of calculating comparable sales varies across the retail industry and our method of calculating comparable sales may not be the same as other retailers’ methods. With respect to the International segment, comparable sales, comparable pharmacy sales and comparable retail sales, are presented on a constant currency basis, which is a non-GAAP financial measure. Refer to the discussion above in “Constant currency” for further details on constant currency calculations.

Key Performance Indicators

The Company considers certain metrics, such as comparable sales (in constant currency), comparable pharmacy sales (in constant currency), comparable retail sales (in constant currency), comparable number of prescriptions, comparable 30-day equivalent prescriptions, and comparable prescriptions excluding immunizations to be key performance indicators because the Company’s management has evaluated its results of operations using these metrics and believes that these key performance indicators presented provide additional perspective and insights when analyzing the core operating performance of the Company from period to period and trends in its historical operating results. These key performance indicators should not be considered superior to, as a substitute for or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented herein. These measures may not be comparable to similarly-titled performance indicators used by other companies.

Amounts may not add due to rounding. All percentages and ratios have been calculated using unrounded amounts.

NET LOSS TO ADJUSTED NET EARNINGS AND DILUTED NET LOSS

PER SHARE TO ADJUSTED DILUTED NET EARNINGS PER SHARE

	(in millions, except per share amounts)
	Three months ended		Six months ended
	February 28, 2025	February 29, 2024	February 28, 2025	February 29, 2024
Net loss attributable to Walgreens Boots Alliance, Inc. (GAAP)	$(2,853)	$(5,908)	$(3,118)	$(5,975)
Adjustments to operating loss:
Impairment of goodwill, intangibles and long-lived assets [1]	5,343	13,090	5,343	13,090
Certain legal and regulatory accruals and settlements [2]	548	242	607	324
Acquisition-related amortization [3]	250	270	520	545
Footprint optimization [4]	68	—	400	—
Acquisition and disposition-related costs [5]	94	249	198	412
Adjustments to equity earnings in Cencora [6]	33	22	109	72
LIFO provision [7]	12	—	24	48
Transformational cost management [8]	3	197	(12)	306

Total adjustments to operating loss [9]	6,352	14,071	7,190	14,797
Adjustments to other income (expense), net:
(Gains) losses on certain non-hedging derivatives [10]	(977)	522	(777)	888
Gain on sale of equity method investment [11]	(359)	(712)	(391)	(852)
Gain on investments, net [12]	(124)	—	(124)	—
Loss on disposal of business [13]	—	—	—	4

Total adjustments to other income (expense), net	(1,460)	(190)	(1,292)	40
Adjustments to interest expense, net:
Interest expense on debt [14]	6	6	15	6

Total adjustments to interest expense, net	6	6	15	6
Adjustments to income tax benefit:
Discrete tax items and tax impact of adjustments [15]	(381)	(595)	(426)	(798)
Equity method non-cash tax [15]	9	11	4	15

Total adjustments to income tax benefit	(372)	(584)	(422)	(783)
Adjustments to post-tax earnings (loss) from other equity method investments:
Adjustments to earnings (loss) in other equity method investments [16]	6	9	13	19

Total adjustments to post-tax earnings (loss) from other equity method investments	6	9	13	19

Adjustments to net loss attributable to non-controlling interests:
Impairment of goodwill, intangibles and long-lived assets [1]	(1,077)	(6,195)	(1,077)	(6,195)
Impact of VillageMD debt amendment [17]	—	—	(137)	—
Acquisition-related amortization [3]	(32)	(58)	(78)	(116)
Acquisition and disposition-related costs [5]	(14)	(116)	(80)	(186)
Certain legal and regulatory accruals and settlements [2]	(1)	—	(19)	—
Discrete tax items [15]	(12)	—	(12)	—

Total adjustments to net loss attributable to non-controlling interests	(1,136)	(6,369)	(1,404)	(6,497)

Adjusted net earnings attributable to Walgreens Boots Alliance, Inc. (Non-GAAP measure)	$543	$1,036	$983	$1,607

Diluted net loss per common share (GAAP) [18]	$(3.30)	$(6.85)	$(3.61)	$(6.93)
Adjustments to operating loss	7.33	16.27	8.30	17.12
Adjustments to other income (expense), net	(1.68)	(0.22)	(1.49)	0.05
Adjustments to interest expense, net	0.01	0.01	0.02	0.01
Adjustments to income tax benefit	(0.43)	(0.68)	(0.49)	(0.91)
Adjustments to post-tax earnings (loss) from other equity method investments	0.01	0.01	0.02	0.02
Adjustments to net loss attributable to non-controlling interests	(1.31)	(7.37)	(1.62)	(7.52)

Adjusted diluted net earnings per common share (Non-GAAP measure) [19]	$0.63	$1.20	$1.13	$1.86

Weighted average common shares outstanding, diluted (in millions) [19]	866.5	864.6	866.0	864.3

[1]

These charges are recorded in Selling, general and administrative expenses and Impairment of goodwill within the Consolidated Condensed Statements of Earnings. The Company excludes these charges when evaluating operating performance because it does not incur such charges on a predictable basis and exclusion of such charges enables more consistent evaluation of the Company’s operating performance. Impairment of goodwill, intangibles and long-lived assets recognized in the three months ended February 28, 2025 resulting from the interim goodwill impairment assessment for the VillageMD, U.S. Retail Pharmacy, and CareCentrix reporting units, as well as the intangible asset impairment for the Boots reporting unit. Impairment of goodwill, intangibles and long-lived assets recognized in the three months ended February 29, 2024 resulted from the interim goodwill impairment assessment for the VillageMD reporting unit.

[2]

Certain legal and regulatory accruals and settlements relate to significant charges associated with certain legal proceedings, including legal defense costs. The Company excludes these charges when evaluating operating performance because it does not incur such charges on a predictable basis and exclusion of such charges enables more consistent evaluation of the Company’s operating performance. These charges are recorded in Selling, general and administrative expenses within the Consolidated Condensed Statements of Earnings.

[3]

Acquisition-related amortization includes amortization of acquisition-related intangible assets and stock-based compensation fair valuation adjustments. Amortization of acquisition-related intangible assets includes amortization of intangible assets such as customer relationships, provider networks, trade names, trademarks, developed technology and contract intangibles. Intangible asset amortization excluded from the related non-GAAP measure represents the entire amount recorded within the Company’s GAAP financial statements. The revenue generated by the associated intangible assets has not been excluded from the related non-GAAP measures. Amortization expense, unlike the related revenue, is not affected by operations of any particular period unless an intangible asset becomes impaired, or the estimated useful life of an intangible asset is revised. These charges are primarily recorded in Selling, general and administrative expenses within the Consolidated Condensed Statements of Earnings. The stock-based compensation fair valuation adjustment reflects the difference between the fair value based remeasurement of awards under purchase accounting and the grant date fair valuation. Post-acquisition compensation expense recognized in excess of the original grant date fair value of acquiree awards are excluded from the related non-GAAP measures as these arise from acquisition-related accounting requirements or agreements, and are not reflective of normal operating activities.

[4]

Footprint Optimization charges are costs associated with a formal restructuring plan. These charges are primarily recorded in Selling, general and administrative expenses within the Consolidated Condensed Statements of Earnings. These costs do not reflect current operating performance and are impacted by the timing of restructuring activity.

[5]

Acquisition and disposition-related costs are transaction and integration costs associated with certain merger, acquisition and divestitures related activities recorded in Selling, general and administrative expenses within the Consolidated Condensed Statements of Earnings. Examples of such costs include deal costs, severance, stock-based compensation, employee transaction success bonuses, and other integration related exit and disposal charges. These costs are significantly impacted by the timing and complexity of the underlying merger, acquisition and divestitures related activities and do not reflect the Company’s current operating performance. As part of the amendment to the VillageMD Secured Loan executed in the three months ended November 30, 2024, Walgreen Co. and VillageMD agreed to terminate certain intercompany leases resulting in an early termination charge of $107 million incurred by VillageMD within the U.S. Healthcare segment and a corresponding gain recognized within the U.S. Retail Pharmacy segment. The impacts of the intercompany lease termination eliminate in consolidation.

[6]

Adjustments to equity earnings in Cencora consist of the Company’s proportionate share of non-GAAP adjustments reported by Cencora consistent with the Company’s non-GAAP measures. Adjustments are recorded to Equity earnings in Cencora within the Consolidated Condensed Statements of Earnings.

[7]

The Company’s U.S. Retail Pharmacy segment inventory is accounted for using the last-in-first-out (“LIFO”) method. This adjustment represents the impact on Cost of sales as if the U.S. Retail Pharmacy segment inventory is accounted for using first-in first-out (“FIFO”) method. The LIFO provision is affected by changes in inventory quantities, product mix, and manufacturer pricing practices, which may be impacted by market and other external influences. Therefore, the Company cannot control the amounts recognized or timing of these items. These charges are recorded in Cost of sales within the Consolidated Condensed Statements of Earnings.

[8]

Transformational Cost Management Program charges are costs associated with a formal restructuring plan. These charges are primarily recorded in Selling, general and administrative expenses within the Consolidated Condensed Statements of Earnings. These costs do not reflect current operating performance and are impacted by the timing of restructuring activity.

[9]

Total non-cash impairment charges for goodwill and long-lived assets that were adjusted from Operating loss were $5.4 billion and $5.7 billion in the three and six months ended February 28, 2025, respectively. Total non-cash impairment charges for goodwill and long-lived assets that were adjusted from Operating loss were $13.4 billion and $13.6 billion in the three and six months ended February 29, 2024, respectively.

[10]

Includes fair value gains or losses on the VPF derivatives and gains on VPF settlements. These charges are recorded in Other income (expense), net, within the Consolidated Condensed Statements of Earnings. The Company does not believe this volatility related to the non-cash mark-to-market adjustments and associated settlement gains or losses on the underlying derivative instruments reflects the Company’s operational performance.

[11]

Gains on the sale of equity method investments are recorded in Other income (expense), net within the Consolidated Condensed Statements of Earnings. The Company excludes these charges when evaluating operating performance because these do not relate to the ordinary course of the Company’s business.

[12]

Includes significant gains resulting from the change in classification of equity securities as well as the fair value adjustments recorded on investments in equity securities to Other income (expense), net, in the Consolidated Condensed Statements of Earnings. In the three and six months ended February 28, 2025, the Company recorded pre-tax gains of $157 million related to the change in classification of its previously held equity method investment in BrightSpring to an investment in equity security held at fair value and subsequent related fair value adjustments.

[13]

Includes gains or losses related to the sale of businesses. These charges are recorded in Other income (expense), net, within the Consolidated Condensed Statements of Earnings. The Company excludes these charges when evaluating operating performance because these do not relate to the ordinary course of the Company’s business.

[14]

Primarily includes interest expense on external debt to fund incremental contributions to the Boots Plan required to complete the Trustee’s acquisition of a bulk annuity policy (the “Buy-In”) from Legal & General. The payments and related incremental interest expense are not indicative of normal operating performance.

[15]

Adjustments to income tax benefit include adjustments to the GAAP basis tax benefit commensurate with non-GAAP adjustments and certain discrete tax items including U.S. and UK tax law changes and equity method non-cash tax. These charges are recorded in Income tax benefit within the Consolidated Condensed Statements of Earnings.

[16]

Adjustments to post-tax earnings (loss) from other equity method investments consist of the proportionate share of certain equity method investees’ non-cash items or unusual or infrequent items consistent with the Company’s non-GAAP adjustments. These charges are recorded in Post-tax earnings (loss) from other equity method investments within the Consolidated Condensed Statements of Earnings. Although the Company may have shareholder rights and board representation commensurate with its ownership interests in these equity method investees, adjustments relating to equity method investments are not intended to imply that the Company has direct control over their operations and resulting revenue and expenses. Moreover, these non-GAAP financial measures have limitations in that they do not reflect all revenue and expenses of these equity method investees.

[17]

In the three months ended November 30, 2024, the Company and VillageMD executed an amendment to the VillageMD Secured Loan that consolidated certain VillageMD obligations to the Company, modified certain interest and fee terms, and provided VillageMD with additional borrowing capacity. These intercompany credit facilities eliminate in consolidation. The Company applies the legal claim approach to the attribution of intercompany transactions to non-controlling interests. The amendment of the VillageMD Secured Loan increased the Company’s claim on VillageMD’s net assets resulting in a pre-tax non-controlling interest benefit. The amendment and related one-time benefit to the Company are not indicative of normal operating performance.

[18]

Due to the anti-dilutive effect resulting from periods where the Company reports a net loss, the impact of potentially dilutive securities on the per share amounts has been omitted from the calculation of weighted-average common shares outstanding for diluted net loss per common share.

[19]	Includes impact of potentially dilutive securities in the calculation of weighted-average common shares, diluted for adjusted diluted net earnings per common share calculation purposes.

NON-GAAP RECONCILIATIONS BY SEGMENT AND ON A CONSOLIDATED BASIS

	(in millions)
	Three months ended February 28, 2025
	U.S. Retail Pharmacy	International	U.S. Healthcare	Corporate and Other	Walgreens Boots Alliance, Inc.
Sales	$30,380	$6,060	$2,152	$(4)	$38,588
Gross profit (GAAP)	$5,301	$1,285	$346	$2	$6,935
Footprint optimization	15	—	—	—	15
LIFO provision	12	—	—	—	12
Acquisition-related amortization	5	—	(3)	—	2

Adjusted gross profit (Non-GAAP measure)	$5,333	$1,285	$342	$2	$6,963

	(in millions)
	Three months ended February 29, 2024
	U.S. Retail Pharmacy	International	U.S. Healthcare	Corporate and Other	Walgreens Boots Alliance, Inc.
Sales	$28,861	$6,022	$2,176	$(6)	$37,052
Gross profit (GAAP)	$5,563	$1,287	$191	$—	$7,041
Acquisition-related amortization	5	—	20	—	25
Transformational cost management	2	—	—	—	2

Adjusted gross profit (Non-GAAP measure)	$5,570	$1,287	$211	$—	$7,068

	(in millions)
	Six months ended February 28, 2025
	U.S. Retail Pharmacy	International	U.S. Healthcare	Corporate and Other	Walgreens Boots Alliance, Inc.
Sales	$61,246	$12,485	$4,325	$(8)	$78,048
Gross profit (GAAP)	$10,533	$2,588	$585	$7	$13,714
LIFO provision	24	—	—	—	24
Acquisition-related amortization	11	—	10	—	21
Footprint optimization	16	—	—	—	16

Adjusted gross profit (Non-GAAP measure)	$10,584	$2,588	$596	$7	$13,775

	(in millions)
	Six months ended February 29, 2024
	U.S. Retail Pharmacy	International	U.S. Healthcare	Corporate and Other	Walgreens Boots Alliance, Inc.
Sales	$57,805	$11,854	$4,107	$(6)	$73,760
Gross profit (GAAP)	$10,997	$2,498	$316	$—	$13,811
Acquisition-related amortization	11	—	40	—	51
LIFO provision	48	—	—	—	48
Transformational cost management	8	—	—	—	8

Adjusted gross profit (Non-GAAP measure)	$11,064	$2,498	$357	$—	$13,918

NON-GAAP RECONCILIATION ON A CONSOLIDATED BASIS

	(in millions)
Walgreens Boots Alliance, Inc.	Three months ended February 28, 2025	Three months ended February 29, 2024	Six months ended February 28, 2025	Six months ended February 29, 2024
Operating loss (GAAP)	$(5,567)	$(13,171)	$(5,812)	$(13,209)
Impairment of goodwill, intangibles and long-lived assets	5,343	13,090	5,343	13,090
Certain legal and regulatory accruals and settlements	548	242	607	324
Acquisition-related amortization	250	270	520	545
Footprint optimization	68	—	400	—
Acquisition and disposition-related costs	94	249	198	412
Adjustments to equity earnings in Cencora	33	22	109	72
LIFO provision	12	—	24	48
Transformational cost management	3	197	(12)	306

Adjusted operating income (Non-GAAP measure)	$785	$900	$1,378	$1,588

OPERATING LOSS TO ADJUSTED EBITDA FOR U.S. HEALTHCARE SEGMENT

	(in millions)
	Three months ended		Six months ended
	February 28, 2025	February 29, 2024	February 28, 2025	February 29, 2024
Operating loss (GAAP) [1]	$(3,304)	$(13,059)	$(3,630)	$(13,494)
Impairment of goodwill, intangibles and long-lived assets [2]	3,252	12,579	3,252	12,579
Acquisition-related amortization [3]	123	159	263	324
Acquisition and disposition-related costs [4]	45	285	208	458
Certain legal and regulatory accruals and settlements [5]	2	—	47	—
Footprint optimization [6]	—	—	4	—
Transformational cost management [7]	—	3	(1)	5

Adjusted operating income (loss)	117	(34)	142	(129)
Depreciation expense	31	38	65	81
Stock-based compensation expense [8]	11	13	22	26

Adjusted EBITDA (Non-GAAP measure)	$158	$17	$228	$(22)

[1]

The Company reconciles Adjusted EBITDA for the U.S. Healthcare segment to Operating loss as the closest GAAP measure for the segment profitability. The Company does not measure Net earnings attributable to Walgreens Boots Alliance, Inc. for its segments.

[2]

These charges are recorded in Selling, general and administrative expenses and Impairment of goodwill within the Consolidated Condensed Statements of Earnings. The Company excludes these charges when evaluating operating performance because it does not incur such charges on a predictable basis and exclusion of such charges enables more consistent evaluation of the Company’s operating performance. Impairment of goodwill, intangibles and long-lived assets recognized in the three months ended February 28, 2025 resulting from the interim goodwill impairment assessment for the VillageMD and CareCentrix reporting units. Impairment of goodwill, intangibles and long-lived assets recognized in the three months ended February 29, 2024 resulted from the interim goodwill impairment assessment for the VillageMD reporting unit.

[3]

Acquisition-related amortization includes amortization of acquisition-related intangible assets and stock-based compensation fair valuation adjustments. Amortization of acquisition-related intangible assets includes amortization of intangible assets such as customer relationships, provider networks, trade names, trademarks, developed technology and contract intangibles. Intangible asset amortization excluded from the related non-GAAP measure represents the entire amount recorded within the Company’s GAAP financial statements. The revenue generated by the associated intangible assets has not been excluded from the related non-GAAP measures. Amortization expense, unlike the related revenue, is not affected by operations of any particular period unless an intangible asset becomes impaired, or the estimated useful life of an intangible asset is revised. These charges are primarily recorded in Selling, general and administrative expenses within the Consolidated Condensed Statements of Earnings. The stock-based compensation fair valuation adjustment reflects the difference between the fair value based remeasurement of awards under purchase accounting and the grant date fair valuation. Post-acquisition compensation expense recognized in excess of the original grant date fair value of acquiree awards are excluded from the related non-GAAP measures as these arise from acquisition-related accounting requirements or agreements, and are not reflective of normal operating activities.

[4]

Acquisition and disposition-related costs are transaction and integration costs associated with certain merger, acquisition and divestitures related activities recorded in Selling, general and administrative expenses within the Consolidated Condensed Statements of Earnings. Examples of such costs include deal costs, severance, stock-based compensation, employee transaction success bonuses, and other integration related exit and disposal charges. These costs are significantly impacted by the timing and complexity of the underlying merger, acquisition and divestitures related activities and do not reflect the Company’s current operating performance. As part of the amendment to the VillageMD Secured Loan executed in the three months ended November 30, 2024, Walgreen Co. and VillageMD agreed to terminate certain intercompany leases resulting in an early termination charge of $107 million incurred by VillageMD within the U.S. Healthcare segment and a corresponding gain recognized within the U.S. Retail Pharmacy segment. The impacts of the intercompany lease termination eliminate in consolidation.

[5]

Certain legal and regulatory accruals and settlements relate to significant charges associated with certain legal proceedings, including legal defense costs. The Company excludes these charges when evaluating operating performance because it does not incur such charges on a predictable basis and exclusion of such charges enables more consistent evaluation of the Company’s operating performance. These charges are recorded in Selling, general and administrative expenses within the Consolidated Condensed Statements of Earnings.

[6]

Footprint Optimization charges are costs associated with a formal restructuring plan. These charges are primarily recorded in Selling, general and administrative expenses within the Consolidated Condensed Statements of Earnings. These costs do not reflect current operating performance and are impacted by the timing of restructuring activity.

[7]

Transformational Cost Management Program charges are costs associated with a formal restructuring plan. These charges are primarily recorded in Selling, general and administrative expenses within the Consolidated Condensed Statements of Earnings. These costs do not reflect current operating performance and are impacted by the timing of restructuring activity.

[8]	Includes GAAP stock-based compensation expense excluding expenses related to acquisition-related amortization and acquisition-related costs.

EQUITY EARNINGS IN CENCORA

	(in millions)
	Three months ended		Six months ended
	February 28, 2025	February 29, 2024	February 28, 2025	February 29, 2024
Equity earnings in Cencora (GAAP)	$42	$79	$33	$120
Acquisition-related intangibles amortization	21	33	44	67
Goodwill impairment	—	—	42	—
Restructuring and other expenses	3	5	10	11
Litigation and opioid-related expenses	1	(10)	8	(9)
Acquisition-related integration and restructuring expenses	3	2	6	7
Loss from divestitures	4	—	4	(7)
Turkey hyperinflation impact	1	3	2	7
Amortization of basis difference in OneOncology investment	—	—	1	1
Tax reform	3	—	1	3
LIFO expense	(1)	(6)	—	5
Remeasurement of equity investment	—	2	(1)	2
Gain from antitrust litigation settlements	(2)	(6)	(7)	(14)

Adjusted equity earnings in Cencora (Non-GAAP measure)	$75	$101	$142	$192

ADJUSTED EFFECTIVE TAX RATE

	(in millions)
	Three months ended February 28, 2025			Three months ended February 29, 2024
	(Loss) earnings before Income tax (benefit) provision	Income tax (benefit) provision	Effective tax rate	(Loss) earnings before income tax benefit	Income tax benefit	Effective tax rate
Effective tax rate (GAAP)	$(4,246)	$(212)	5.0%	$(13,114)	$(782)	6.0%
Impact of non-GAAP adjustments and discrete tax items	4,898	85		13,887	700
Equity method non-cash tax	—	(9)		—	(11)
Adjusted tax rate true-up	—	296		—	(105)

Subtotal	$653	$160		$773	$(198)
Exclude adjusted equity earnings in Cencora	(75)	—		(101)	—

Adjusted effective tax rate excluding adjusted equity earning in Cencora (Non-GAAP measure)	$578	$160	27.7%	$672	$(198)	(29.4)%

	(in millions)
	Six months ended February 28, 2025			Six months ended February 29, 2024
	(Loss) earnings before Income tax (benefit) provision	Income tax (benefit) provision	Effective tax rate	(Loss) earnings before income tax benefit	Income tax benefit	Effective tax rate
Effective tax rate (GAAP)	$(4,783)	$(147)	3.1%	$(13,472)	$(856)	6.4%
Impact of non-GAAP adjustments and discrete tax items	5,913	85		14,843	932
Equity method non-cash tax	—	(4)		—	(15)
Adjusted tax rate true-up	—	340		—	(134)

Subtotal	$1,130	$275		$1,371	$(73)
Exclude adjusted equity earnings in Cencora	(142)	—		(192)	—

Adjusted effective tax rate excluding adjusted equity earning in Cencora (Non-GAAP measure)	$987	$275	27.8%	$1,179	$(73)	(6.2)%

FREE CASH FLOW

	(in millions)
	Three months ended		Six months ended
	February 28, 2025	February 29, 2024	February 28, 2025	February 29, 2024
Net cash used for operating activities (GAAP)	$(199)	$(637)	$(339)	$(918)
Less: Additions to property, plant and equipment	(219)	(351)	(503)	(858)
Plus: Bulk purchase annuity premium contributions [1]	—	379	—	379

Free cash flow (Non-GAAP measure) [2]	$(418)	$(610)	$(842)	$(1,397)

[1]

During the three-month period ended on February 29, 2024, the Company made incremental pension contributions of $379M to the Boots Plan as part of the Trustee’s acquisition of a bulk annuity policy (the “Buy-In”) from Legal and General. The payments are not indicative of normal operating performance.

[2]

Free cash flow is defined as net cash provided by operating activities in a period less additions to property, plant and equipment (capital expenditures), plus acquisition related payments and incremental pension payments made in that period. This measure does not represent residual cash flows available for discretionary expenditures as the measure does not deduct the payments required for debt service and other contractual obligations or payments for future business acquisitions. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to the Consolidated Condensed Statement of Cash Flows.

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